Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

REGIONAL ENTERPRISES, INC.,

AS SELLER,

AND,

ASSOCIATED ASPHALT HOPEWELL, LLC,

AS BUYER,

DATED AS OF NOVEMBER 20, 2015

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Table of Contents

(continued)

ii

Table of Contents

(continued)

		Page

Section 9.11	Jurisdiction and Venue	40
Section 9.12	Time of Essence	41
Section 9.13	Further Assurances	41
Section 9.14	Amendment	41
Section 9.15	Prevailing Party	41

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SCHEDULES

2.1(c)	—	Assumed Contracts
2.1(f)	—	Purchased Vehicles
4.4(a)	—	Consents and Approvals
4.4(b)	—	Violations
4.5(a)	—	Financial Statements
4.5(c)	—	Indebtedness and Closing Trade Accounts Payable
4.6(a)	—	List of Material Contracts
4.6(b)	—	Validity of Material Contracts
4.7	—	Absence of Changes
4.8	—	Litigation
4.9(b)	—	Permits
4.10(a)	—	Employee Benefit Plans
4.11(a)	—	Environmental Matters
4.11(b)	—	Environmental Matters
4.11(c)	—	Environmental Matters
4.11(d)	—	Environmental Matters
4.12	—	Purchased IP
4.13(c)	—	Labor Negotiations or Disputes
4.13(d)	—	WARN Act Disclosures
4.14	—	Insurance
4.15	—	Tax Matters
4.17(a)	—	Owned Real Property
4.17(b)	—	Consents with respect to Owned Real Property
4.17(c)	—	Leased Real Property
4.17(d)	—	Condition of Tangible Personal Property
4.18	—	Transactions with Affiliates
6.3(d)	—	Payments to Terminated Employees
6.4	—	Protected Receivables

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption Agreement
Exhibit B	—	Form of Bill of Sale
Exhibit C	—	Form of Certificate of Satisfaction
Exhibit D	—	Form of Deed
Exhibit E	—	Form of Escrow Agreement
Exhibit F	—	Form of Funds Flow Memorandum
Exhibit G	—	Form of Pay-off Letter
Exhibit H	—	Form of Storage and Terminal Services Termination Agreement
Exhibit I	—	Form of Consulting Agreement
Exhibit J	—	Form of Release

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asset PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 20, 2015 (the “Effective Date”), is made by and between Regional Enterprises, Inc., a Virginia corporation (“Seller”), and ASSOCIATED ASPHALT HOPEWELL, LLC, a Virginia limited liability company (“Buyer”). Seller and Buyer shall be referred to herein from time to time collectively as the “Parties,” and individually as a “Party.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

RECITALS

A.           Seller provides liquid bulk storage, trans-loading and transportation services for hazardous chemicals and petroleum products at the Terminal (the “Terminal Business”).

B.           Seller desires to sell the Terminal Business and, in connection therewith, to sell and transfer to Buyer the Purchased Assets and to have Buyer assume the Assumed Liabilities, pursuant to and in accordance with the terms and conditions of this Agreement.

C.           Buyer wishes to acquire the Purchased Assets and to assume the Assumed Liabilities, pursuant to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounts Receivable” means all trade, note and other accounts receivable owing to Seller arising out of the sale or other disposition of services of Seller.

“Accounts Receivable Amount” means the aggregate amount of all Accounts Receivable of Seller that are no more than 60 days past due from a date that is two (2) Business Days prior to the Closing Date as set forth on Schedule 6.4.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

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“Allocation Statement” has the meaning set forth in Section 6.1(b).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the Closing Date, by and between Seller and Buyer, in the form attached hereto as Exhibit A.

“Assumed Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” means the Bill of Sale, dated as of the Closing Date, executed by Seller for the benefit of Buyer, in the form attached hereto as Exhibit B.

“Books and Records” has the meaning set forth in Section 2.1(d).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Buyer’s Real Property Affiliate” means AA Properties-Hopewell, LLC, a Virginia limited liability company and Affiliate of Buyer.

“Buyer’s Transportation Affiliate” means Associated Asphalt Equipment, LLC, a Virginia limited liability company and Affiliate of Buyer.

“Cash and Cash Equivalents” means the aggregate amount of “cash” or “cash equivalents” of Seller.

“Certificate of Satisfaction” means the Certificate of Satisfaction, dated as of the Closing Date, to be executed by Hopewell Investment, in the form attached hereto as Exhibit C.

“Chosen Court” has the meaning set forth in Section 9.11.

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Effective Time” means 11:59 p.m., Eastern Daylight Savings Time, on the Closing Date.

“Closing Indebtedness” means all Indebtedness of Seller that remains unpaid or otherwise unperformed or outstanding as of the Closing, including, but not limited to: (i) all such Indebtedness that is owed to those Persons holding Liens (other than Permitted Liens) on any of the Purchased Assets, and must be paid, performed or otherwise discharged by Seller prior to Closing in order for Seller to deliver such Purchased Assets to Buyer free and clear of Liens (except for Permitted Liens); and (ii) all such Indebtedness that is otherwise owed to any other Person regardless of the circumstances.

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“Closing Payments” has the meaning set forth in Section 3.3(a).

“Closing Purchase Price” has the meaning set forth in Section 3.3(a)(v).

“Closing Trade Accounts Payable” mean all trade accounts payable (including any interest, penalties and other amounts owed thereon) of Seller to any Person that remain unpaid or otherwise unperformed or outstanding as of the Closing, including payables for goods purchased and services performed prior to the Closing Date that have not been invoiced as of the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collected Protected Receivables Amount” has the meaning set forth in Section 6.4(b).

“Consultant” means Jerry Trovillion.

“Consulting Agreement” has the meaning set forth in Section 6.3(d).

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contracts” means all contracts, leases, deeds, licenses, notes, commitments, undertakings, indentures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Cutoff Date” has the meaning set forth in Section 8.1.

“Deed” means a Special Warranty Deed, dated as of the Closing Date, in the form attached hereto as Exhibit D.

“Direct Claim” has the meaning set forth in Section 8.4(c).

“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.

“Employee” means each employee of Seller as of the Effective Date that is engaged in the operation of the Terminal Business.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement that any ERISA Affiliate maintains, sponsors or contributes to or is a participating employer in or with respect to which any ERISA Affiliate has or would reasonably be expected to have any material liability.

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“Environment” means surface water, groundwater, drinking water supply, land surface or subsurface strata or ambient air, flora and fauna.

“Environmental Laws” means all federal, state and local Laws concerning pollution or protection of the Environment or natural resources, as such of the foregoing are promulgated, and in effect on or prior to the Closing Date, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Rivers and Harbors Appropriation Act of 1899, 42 U.S.C. § 401, et seq.; Soil and Water Conservation, Va. Code Ann. § 10.1-500, et seq.; Air Pollution Control Board, Va. Code Ann. § 10.1-1300, et seq.; Virginia Waste Management Act, Va. Code Ann. § 10.1-1400, et seq.; Public Water Supplies, Va. Code Ann. Section 32.1-167, et seq.; and the State Water Control Law, Va. Code Ann. § 62.1-44.2, et seq., as any of the foregoing may have been amended from time to time, and the regulations promulgated thereunder and similar local laws and regulations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means Seller and any corporation or other trade or business that, together with Seller, would be treated as a single employer under ERISA Section 4001(b)(1) or Code Sections 414(b), (c), (m), or (o).

“Escrow Agent” means U.S. Bank National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Seller, Buyer and Escrow Agent, in the form attached hereto as Exhibit E.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Collection Date” has the meaning set forth in Section 6.4(a).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Fundamental Representations” means the representations and warranties contained in the following sections of this Agreement: Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization of Seller; Title to Assets), Section 4.3 (Authority), Section 4.4 (Consents and Approvals; No Violations), Section 4.16 (Brokers) and Section 4.19 (Solvency).

“Funds Flow Memorandum” means the Funds Flow Memorandum, dated as of the Closing Date, by and between Seller and Buyer, in the form attached hereto as Exhibit F.

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“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Substances” means (i) those substances, materials or wastes defined as “toxic”, “hazardous”, “acutely hazardous”, “pollutants”, “contaminants”, or otherwise regulated under Environmental Laws due to their dangerous or deleterious properties and characteristics, including solid waste, (ii) petroleum and petroleum products, including asphalt, fuel oil, diesel fuel, gasoline and crude oil and any fractions or constituents thereof and additives thereto, and (iii) polychlorinated biphenyls, asbestos (and asbestos containing materials), and lead based paint.

“Hopewell Investment” means Hopewell Investment Partners, LLC.

“Income Tax” means any federal, state, local, or non-U.S. Tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other obligations of indebtedness (including any prepayment premiums or termination penalties and fees payable as a result of the consummation of the Contemplated Transactions): (i) for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business); (ii) evidenced by any note, bond, debenture, letter of credit (to the extent drawn against) or other debt security; (iii) created or arising under any capitalized lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property; (iv) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; and (v) under any interest rate, currency or other hedging or derivative Contract, net of any legally enforceable obligations of the counterparty thereto.

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

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“Indemnity Cap” has the meaning set forth in Section 8.5(b).

“Indemnity Escrow Account” has the meaning set forth in Section 8.6.

“Indemnity Holdback” has the meaning set forth in Section 8.6.

“Indemnity Termination Date” has the meaning set forth in Section 8.6.

“Intellectual Property” means any and all of the following used, licensed or owned by the Seller: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) telephone numbers, websites and internet domain name registrations; (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (vii) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any director or officer of Seller, after due inquiry.

“Law” means all laws, statutes, ordinances, codes, regulations, rules, and similar mandates of any Governmental Entity, including all applicable Orders, and any interpretations or guidance of any of the foregoing by a Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.17(c).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), priority, charge, right of first refusal, deed of trust, option, proxy, voting trust, encroachment, easement, right-of-way, license to a third party, lease to a third party, or other right of others or restriction on transfer, or any agreement to give any of the foregoing.

“Losses” means losses, damages, Liabilities, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees.

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Order” means any judgment, order, decision, writ, injunction, ruling, award or decree of, or any settlement under the jurisdiction of, any Governmental Entity.

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“Owned Real Property” means, collectively, all of the parcels of land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Seller.

“Parent” means Central Energy Partners LP, a Delaware limited partnership.

“Parties” or “Party” has the meaning set forth in the introductory paragraph to this Agreement.

“Pay-off Letter” means a pay-off letter in substantially the form of Exhibit G from Hopewell Investment.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP, (iii) Liens on the Real Property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with Seller’s present uses or occupancy of the Real Property, (iv) Liens granted to any lender at the Closing in connection with any financing by Buyer of the Contemplated Transactions, and (v) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over the Real Property and which are not violated by the current use or occupancy of the Real Property or the operation of the Terminal Business or any violation of which would not have had or reasonably be expected to have a Seller Material Adverse Effect.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pre-Closing Taxes” has the meaning set forth in Section 6.1(c).

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, investigation, audit, inquiry, or mediation by or before any Governmental Entity or other Person.

“Protected Receivables” has the meaning set forth in Section 6.4.

“Purchase Price” means (i) $5,000,000, minus (ii) an amount equal to the Unpaid Tank 110 Insurance Claim Amount, which the Parties stipulate to be $199,153.86, (iii) any environmental remediation costs associated with, and costs to repair, Tank 110 as agreed by the Parties, which the Parties stipulate to be $420,000.00, and (iv) an amount equal to one-half of the cost of additional work to be paid by Buyer to Consultant under and in accordance with the Consulting Agreement, which the Parties stipulate to be $8,648.67, plus (v) the value of the Accounts Receivable Amount, which the Parties stipulate to be $27,757.07, and (vi) an amount equal to one-half of the aggregate amount of all severance payments set forth on Schedule 6.3(d), which the Parties stipulate to be $6,660.00.

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“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased IP” has the meaning set forth in Section 4.12.

“Purchased Vehicles” has the meaning set forth in Section 2.1(f).

“Real Property” means Owned Real Property and Leased Real Property.

“Real Property Lease” has the meaning set forth in Section 4.17(c).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, including, the abandonment or discarding or barrels, containers and other closed receptacles containing any Hazardous Substance.

“Representative” means, with respect to a particular Person, any director, officer, manager, member, shareholder, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Expenses” means, without duplication, the collective amount of all out-of-pocket fees, expenses and other payments, including contractual change-of-control payments, incurred by Seller in connection with the Contemplated Transactions, that remain unpaid obligations of Seller as of the Closing, including the fees and expenses of Seller’s attorneys and other Representatives relating thereto and the aggregate of all payments owing by Seller to its Representatives in connection with, or as a result of, the consummation of the Contemplated Transactions, including any change of control or retention bonuses or similar payments to any Representatives that are triggered by the Contemplated Transactions.

“Seller Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Terminal Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the Contemplated Transactions on a timely basis; provided, however, that “Seller Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries served by the Terminal Business; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.5; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the Contemplated Transactions; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and (vi) immediately above shall be taken into account in determining whether a Seller Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Terminal Business compared to other participants in the industries in which the Terminal Business operates.

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“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Storage and Terminal Services Agreement” means that certain Storage and Terminal Services Agreement, effective as of October 31, 2013, between Seller and Buyer, as amended.

“Storage and Terminal Services Termination Agreement” means that certain Storage and Terminal Services Termination Agreement, dated as of the Closing Date, by and between Seller and Buyer, in the form attached hereto as Exhibit H, terminating the Storage and Terminal Services Agreement.

“Straddle Period” has the meaning set forth in Section 6.1(c).

“Tank 110” means that certain above ground storage tank used by Seller in the operation of the Terminal Business and identified as Tank 110.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever imposed by any Governmental Entity and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Tax required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or implementation of any Tax.

“Terminal” means the chemical and petroleum terminal located at 410 Water Street, Hopewell, Virginia 23860.

“Terminal Business” has the meaning set forth in Recital A.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Title Company” means Fidelity National Title Insurance Company.

“Transaction Documents” means, collectively, this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Certificate of Satisfaction, the Deed, the Funds Flow Memorandum, the Storage and Terminal Services Termination Agreement, the Pay-off Letters and each other Contract, document, instrument and/or certificate contemplated by this Agreement to be executed and delivered by any Party in connection with the Contemplated Transactions.

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“Transfer Tax” means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, or other similar Tax, including any related penalties, interest and additions thereto; provided, however, the term “Transfer Tax” shall not include any Income Tax.

“Transferred Employees” has the meaning set forth in Section 6.3(a).

“Unpaid Tank 110 Insurance Claim Amount” means an amount equal to $199,153.86, which represents the amount of Buyer’s insurance claim regarding Tank 110 that has not been paid by Seller to Buyer (consisting of $49,414.86 for freight and $224,739.00 for lost product less $75,000.00 paid by Seller to Buyer), or otherwise offset against rent payments owed by Buyer to Seller for storage and handling services, as of the Closing Date.

“Unresolved Claims” has the meaning set forth in Section 8.6.

ARTICLE 2
SALE OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1           Purchased Assets. Subject to the terms, conditions and exclusions set forth in this Agreement, at Closing, Seller hereby sells, transfers, delivers, conveys and assigns to Buyer, and Buyer hereby purchases, acquires and accepts from Seller, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of the Terminal Business of every type and description, real, personal and mixed, tangible and intangible, other than the Excluded Assets (collectively, the “Purchased Assets”), wherever located and whether or not reflected on the books and records of Seller, as the same shall exist on the Closing Date, free and clear of all Liens except for Permitted Liens. Notwithstanding the foregoing, Buyer and Seller acknowledge and agree that (i) the Owned Real Property will be conveyed to Buyer’s Real Property Affiliate pursuant to the Deed, (ii) the Purchased Vehicles will be conveyed to Buyer’s Transportation Affiliate pursuant to Section 7.1(n), and (iii) all other Purchased Assets will be conveyed to Buyer pursuant to the Bill of Sale and the Assignment and Assumption Agreement. The Purchased Assets shall include, without limiting the foregoing, the following:

(a)          the Owned Real Property;

(b)          all equipment, storage tanks, docks, pipelines, flow lines, pumps, compressors, valves, fittings, machinery, furniture, fixtures, cranes, vehicles, computers, office equipment, spare parts, tools, tooling and other items of tangible personal property owned by Seller, other than the Purchased Vehicles;

(c)          all of (but only) those Contracts relating to the Terminal Business that have been entered into by Seller and are expressly specified on Schedule 2.1(c) (collectively, the “Assumed Contracts”);

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(d)          all of Seller’s information relating to the Terminal Business, including all business records, books, and the like in the possession of or used by Seller relating to the Terminal Business, customer files, correspondence with customers and account histories, material relating to the purchase of materials, supplies and services, safety and environmental records, and training and other manuals (collectively, the “Books and Records”);

(e)          to the extent transferable, all Permits issued to Seller or anyone under Seller’s control which are related to the conduct of the Terminal Business or the ownership, operation or use of the Purchased Assets, including those specified on Schedule 4.9(b);

(f)           all of Seller’s vehicles, tractors and trailers, including those specified on Schedule 2.1(f) (collectively, the “Purchased Vehicles”);

(g)          copies of all personnel records (including all personnel, human resources and other records) of Seller relating to the Transferred Employees;

(h)          all of the Protected Receivables;

(i)           all of the Purchased IP; and

(j)           all goodwill relating to the Purchased Assets and/or the Terminal Business.

Section 2.2           Excluded Assets. Notwithstanding anything to the contrary in Section 2.1, Seller shall not sell, transfer, deliver, convey or assign to Buyer, and Buyer shall not purchase, acquire or accept from Seller (and the Purchased Assets shall not include), any of the following assets, properties and rights (collectively, the “Excluded Assets”):

(a)          all of those Contracts relating to the Terminal Business that have been entered into by Seller and are not expressly specified on Schedule 2.1(c);

(b)          all of Seller’s marketable securities, investments, and Cash and Cash Equivalents;

(c)          the minute books, stock or other ownership registers and Governing Documents of Seller;

(d)          all records relating to any Excluded Asset;

(e)          all Tax Returns and Tax and accounting records of Seller;

(f)           all of Seller’s right, title and interest in, to and under all Employee Benefit Plans sponsored, maintained by or contributed to by Seller or any ERISA Affiliate or to which Seller or any ERISA Affiliate may have any Liability;

(g)          all insurance policies owned or obtained by Seller, all refunds for cancellation of or audits with respect to such insurance policies, and any and all claims made by Seller under such insurance policies and proceeds arising from such policies with respect to any event occurring on or prior to the Closing Date;

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(h)          the rights of Seller under this Agreement or any other Transaction Document;

(i)           all Tax deposits, refunds, prepayments, claims and receivables that relate to Taxes of Seller or its Affiliates and any Tax deposits, refunds, prepayments, claims or receivables for any Taxes imposed upon or with respect to the Terminal Business or the Purchased Assets for all pre-Closing periods;

(j)           all personnel records and other records that are part of the Books and Records that Seller is required by Law to retain in its possession (provided copies of any such records shall be provided to Buyer at the Closing, to the extent permitted by Law);

(k)          all bank accounts and the contents thereof; and

(l)           any proceeds to be received in connection with any Proceeding, including but not limited to those set forth on Schedule 4.8, successfully adjudicated in favor of Seller related to the operation of the Terminal Business prior to the Closing Date.

Section 2.3           Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer shall assume, effective immediately after the Closing Effective Time, only the following Liabilities of Seller relating to the Purchased Assets and, except as specifically provided, only to the extent arising and relating to the period after the Closing Effective Time (collectively, the “Assumed Liabilities”):

(a)          all Liabilities arising or accruing after the Closing Effective Time under the Assigned Contracts, except, in each case, to the extent such Liabilities would have been paid, performed or otherwise discharged on or prior to the Closing Effective Time, but for a breach or default by Seller or a related waiver or extension; and

(b)          all Liabilities relating to or arising out of the ownership, operation, maintenance or use by Buyer of the Terminal Business and the Purchased Assets after the Closing Effective Time.

Section 2.4           Excluded Liabilities. Notwithstanding anything herein to the contrary, other than those Liabilities expressly included in the Assumed Liabilities, Buyer will not assume, and will not pay, perform or discharge or otherwise be liable in any way for, any Liabilities of Seller and/or the Terminal Business, whether or not arising or accruing before or after, or maturing before or after, the Closing Effective Time (collectively, the “Excluded Liabilities”), including, without limitation:

(a)          any and all Liabilities of Seller incurred in connection with this Agreement and the Contemplated Transactions, including the Seller Expenses and any other fees and expenses of Seller’s attorneys, accountants, brokers or others for services rendered or expenses incurred by or on behalf of Seller;

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(b)          except as set forth in Section 6.1(a), any and all Taxes of Seller (whether relating to periods before or after the Closing or incurred by Seller in connection with this Agreement and the Contemplated Transactions);

(c)          any and all Liabilities of Seller for disputes, complaints, facility failures, contract claims and credits arising from the sale or provision of any service by Seller to any Person prior to the Closing Effective Time;

(d)          any and all Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors, consultants or other Representatives of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(e)          (1) any and all Liabilities of Seller arising out of or relating to any of the following to the extent the same arises out of acts or omissions occurring before the Closing Effective Time: (i) the treatment, storage or disposal of Hazardous Substances by Seller on or at the Real Property; (ii) releases of Hazardous Substances on, at or from properties (including, without limitation, the Real Property and any property on which the Terminal Business encroaches) owned, leased, subleased or used by Seller in the operation of the Terminal Business or otherwise at any time such properties were owned, leased, subleased or used by Seller; (iii) generation, trans-loading or transportation of Hazardous Substances by Seller in the operation of the Terminal Business or otherwise; (iv) releases of Hazardous Substances by any Person on or from the Real Property (and any property on which the Terminal Business encroaches) prior to Seller’s ownership or use thereof; and (v) the violation by Seller of or the noncompliance by Seller with any applicable Environmental Law; and (2) any and all Losses arising out of or relating to (i) the investigation, remediation, or monitoring of any Release of Hazardous Substances, in, on, under, at or from the Real Property or adjacent real property, whether as required by a Governmental Entity or as part of a voluntary compliance program, including in the Virginia Voluntary Remediation Program, and any fees charged for participating in such program or (ii) the correction of any non-compliance of the Real Property or the Purchased Assets with Environmental Laws;

(f)           any and all Liabilities of Seller relating to any Proceeding, including those set forth on Schedule 4.8;

(g)          any and all Liabilities relating to the Excluded Assets;

(h)          any and all Indebtedness of Seller (including all Closing Indebtedness); and

(i)           any and all Liabilities of Seller relating to, resulting from, caused by or arising out of the ownership, operation or control of the Terminal Business or Purchased Assets by Seller on or before the Closing Effective Time.

The Excluded Liabilities are hereby retained by Seller, and Seller shall be solely responsible for causing all Excluded Liabilities to be paid, performed and discharged when due; provided, that any Liens on the Purchased Assets shall be paid, performed and discharged by Seller prior to Closing.

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Section 2.5           Third Party Consents. To the extent that Seller's rights under any Assumed Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE 3
Closing; purchase price

Section 3.1           Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place at 11:00 a.m., Eastern Daylight Savings Time, on the Effective Date (the “Closing Date”) at the offices of McGuireWoods LLP, Gateway Plaza, 800 East Canal Street, Richmond, Virginia 23219, unless another time, date or place is agreed to in writing by Buyer and Seller (or by facsimile, electronic mail or overnight courier delivery as the Parties may agree). The Closing shall be deemed to be effective as of the Closing Effective Time. In lieu of a physical Closing, the Parties agree that all requisite Transaction Documents may be exchanged electronically at the Closing, and that the Transaction Documents so exchanged shall be binding for all purposes.

Section 3.2           Purchase Price. For and in consideration of the conveyances and assignments described herein, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, the Purchase Price, as disbursed in accordance with Section 3.3. The aggregate consideration for the Purchased Assets shall also include Purchaser’s assumption of the Assumed Liabilities in accordance herewith.

Section 3.3           Payments at Closing.

(a)          At the Closing, Buyer shall make, or cause the Title Company to make, the following payments in the following order from the Purchase Price proceeds (collectively, the “Closing Payments”):

(i)          first, to the payees of the Closing Trade Accounts Payable in accordance with Schedule 4.5(c), an amount sufficient to pay all such Closing Trade Accounts Payable, other than such Closing Trade Accounts Payable that are being contested in good faith;

(ii)         second, to Hopewell Investment, an amount sufficient to repay all Closing Indebtedness as evidenced by that certain Term Loan and Security Agreement dated March 10, 2013 between Seller and Hopewell Investment in accordance with the Pay-Off Letter, with the result that immediately following the Closing there will be no further monetary Liabilities of Seller with respect to such Closing Indebtedness;

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(iii)        third, to the Escrow Agent, the Indemnity Holdback as provided in Section 8.6;

(iv)        fourth, to each applicable service provider, the applicable portion of the Seller Expenses; and

(v)         finally, to Seller, an amount equal to the Purchase Price, minus the Closing Trade Accounts Payable paid pursuant to Section 3.3(a)(i), minus the Closing Indebtedness paid pursuant to Section 3.3(a)(ii), minus the Indemnity Holdback deposited pursuant to Section 3.3(a)(iii), and minus the Seller Expenses paid pursuant to Section 3.3(a)(iv) (the “Closing Purchase Price”).

(b)          All Closing Payments made by or on behalf of Buyer pursuant to this Section 3.3 shall be made at the Closing by wire transfer of immediately available funds, or with respect to the payment of Closing Trade Accounts Payable pursuant to Section 3.3(a)(i), by check from a Buyer account, in accordance with the applicable instructions set forth in the Funds Flow Memorandum. Seller shall provide Buyer with invoices for the Closing Trade Accounts Payable by 5:00 p.m. on the day before the Closing Date.

Section 3.4           Rents, Deposits and Prepaid Expenses. Collected rents, deposits, prepaid expenses, and similar items relating to the Assumed Contracts shall be prorated between the Parties as of the Closing Date only in the case where such rents, deposits, prepaid expenses or similar items relating to the Assumed Contracts relate to a post-Closing period.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF Seller

Seller hereby represents and warrants to Buyer as follows as of the Closing Date:

Section 4.1           Organization and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Virginia and is not required to qualify to do business in any other jurisdiction. Seller has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Seller has made available to Buyer complete and accurate copies of Seller’s Governing Documents in effect as of the Closing Date.

Section 4.2           Capitalization of Seller; Title to Assets.

(a)          Parent owns all of the issued and outstanding capital stock of Seller. Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.

(b)          Seller has good and valid title to, or a valid and binding leasehold interest or license in, all of the Purchased Assets, free and clear of Liens except for any Permitted Liens. The Purchased Assets constitute all of the assets, rights, properties and interests used in the Terminal Business and necessary and sufficient for the conduct of the Terminal Business as it is currently being conducted.

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Section 4.3           Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Seller is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been (and the execution and delivery of each other Transaction Document to which Seller is a party will be) duly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller (assuming that this Agreement has been, and the other Transaction Documents to which Seller is a party will be, duly and validly authorized, executed and delivered by Buyer, as applicable), enforceable against Seller in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.4           Consents and Approvals; No Violations.

(a)          Except as set forth on Schedule 4.4(a), no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the other Transactions Documents to which Seller is a party or the consummation by Seller of the Contemplated Transactions.

(b)          Except as set forth on Schedule 4.4(b), neither the execution, delivery or performance by Seller of this Agreement or the other Transaction Documents to which Seller is a party, nor the consummation by Seller of the Contemplated Transactions, (i) is being undertaken by Seller with the intent to hinder, delay or defraud any creditor of Seller, (ii) will conflict with or result in any breach of any provision of Seller’s Governing Documents, (iii) will result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Assumed Contract or Permit, (iv) will violate any Law or Order of Governmental Entity having jurisdiction over Seller or any of its properties or assets, or (v) except as contemplated by this Agreement or with respect to Permitted Liens, will result in the creation of any Lien upon any of the Purchased Assets.

Section 4.5           Financial Statements; Indebtedness and Trade Accounts Payable.

(a)          Attached hereto as Schedule 4.5(a) are true and complete copies of the unaudited balance sheet of Seller as of September 30, 2015, and the related unaudited statements of income and cash flows for the 9-month period then ended (such financial statements, the “Financial Statements”).

(b)          Except as set forth on Schedule 4.5(a), the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and, in the case of unaudited Financial Statements, for the absence of footnotes and year-end adjustments, and (ii) fairly present, in all material respects, the financial position of Seller as of the dates thereof and its results of operations for the periods then ended (subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments).

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(c)          Schedule 4.5(c) sets forth a true and complete list (including corresponding amounts and, with respect to Closing Trade Accounts Payables, addresses for the payees) of (i) all Closing Indebtedness and (ii) all Closing Trade Accounts Payables. Seller has not received goods or services for which an invoice has not been received as of the Closing Effective Time.

Section 4.6           Material Contracts.

(a)          Schedule 4.6(a) lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Terminal Business or the Purchased Assets (such Contracts, together with all Assumed Contracts and all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise required to be disclosed on Schedule 4.17(b) or Schedule 4.17(c), being “Material Contracts”):

(i)          Contracts pursuant to which Seller provides tank storage, trans-loading, transportation and/or any other services;

(ii)         employment Contracts;

(iii)        Contracts relating to Indebtedness;

(iv)        Contracts under which Seller is lessee of or holds or operates any tangible property (other than Real Property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $10,000;

(v)         Contracts under which Seller is lessor of or permits any third party to hold or operate any tangible property (other than Real Property), owned, leased or controlled by Seller, except for any Contract under which the annual rental payments do not exceed $10,000;

(vi)        partnership agreements and joint venture agreements relating to the Terminal Business;

(vii)       Contracts of indemnification or guaranty of any obligation for borrowed money or other material guaranty of any Person, including between Seller and any of its Representatives, in each case, other than any such agreements or guarantees that are entered into in the ordinary course of business;

(viii)      collective bargaining agreements;

(ix)         Contract or group of related Contracts with the same party for the purchase of product, services, marketing or advertising, involving payments in excess of $10,000;

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(x)          Contract or group of related Contracts with the same party for the sale of products, services, marketing or advertising, under which the undelivered balance of such products or services has a sales price in excess of $10,000;

(xi)         Contracts that relate to the disposition or acquisition of assets or properties by Seller outside of the ordinary course of business, or any merger or business combination with respect to Seller, in each case, since January 1, 2011;

(xii)        Contracts that involve the expenditure, payment or receipt of more than $10,000 in the aggregate and is not terminable by Seller without penalty on notice of ninety (90) days or less; or

(xiii)       Contracts that are material to the Purchased Assets or the operation of the Terminal Business and not previously disclosed pursuant to this Section 4.6.

(b)          Except as set forth on Schedule 4.6(b), each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect and is enforceable against Seller and, to Seller’s Knowledge, each other party thereto. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Material Contract.

(c)          Seller has not collected or otherwise retained any security or other similar deposits under or otherwise relating to any Assumed Contracts or other Material Contracts of the type described in Section 4.6(a)(i) above.

Section 4.7           Absence of Changes. Except as set forth on Schedule 4.7, since January 1, 2015, (i) there has not been a Seller Material Adverse Effect and (ii) Seller has conducted its business in the ordinary course substantially consistent with past practices. Except as set forth on Schedule 4.7, since January 1, 2015, Seller has not:

(a)          suffered any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;

(b)          revalued any of its assets, including writing off Accounts Receivable other than in the ordinary course of business in amounts that are not, individually or in the aggregate, material to the Terminal Business;

(c)          made any capital expenditures or commitments therefor involving amounts that exceed $10,000 in the aggregate, except for capital expenditures incurred in the ordinary course of business;

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(d)          sold, leased, licensed, mortgaged, pledged, assigned or transferred any of its tangible or intangible assets, except in the ordinary course of business;

(e)          suffered any extraordinary losses or canceled, waived, compromised or released any rights or claims involving amounts that exceed $10,000 in the aggregate;

(f)           acquired any business or Person, by merger or consolidation, purchase or sale of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing;

(g)          materially modified, changed or terminated any Material Contract;

(h)          adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;

(i)           changed, in any material respect, its accounting principles, practices or methods except as required or permitted by Law or GAAP; or

(j)          authorized, agreed, resolved or committed to any of the foregoing.

Section 4.8           Litigation. Except as set forth on Schedule 4.8, there is no Proceeding pending or, to Seller’s Knowledge, threatened or under investigation against or affecting Seller, any of its properties, assets (including the Purchased Assets) or businesses (including the Terminal Business), or, to Seller’s Knowledge, any of its current or former officers or directors, in their capacity as such, before any Governmental Entity. Except as set forth on Schedule 4.8, Seller is not, nor are any of its properties, assets (including the Purchased Assets) or businesses (including the Terminal Business), or, to Seller’s Knowledge, any of its current or former officers or directors, in their capacity as such, subject to any outstanding Order.

Section 4.9           Compliance with Applicable Law; Permits.

(a)          Seller has complied, and is now complying, with (i) all Laws applicable to the conduct of the Terminal Business as currently conducted or the ownership and use of the Purchased Assets and (ii) any restrictive covenants or deed restrictions affecting the Real Property.

(b)          All Permits required under applicable Laws, including Environmental Laws, for Seller to conduct the Terminal Business as currently conducted or has been conducted at any time during the last twenty-four (24) months for the ownership, operation or use of the Purchased Assets have been obtained by Seller in Seller’s name and are valid and in full force and effect and are set forth on Schedule 4.9(b), including the names of the Permits, the permittees, and their respective dates of issuance and expiration. All fees and charges with respect to such Permits as of the Closing Date have been paid in full and Seller and the Purchased Assets are and for the past twenty-four (24) months have been in compliance with all such Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permits set forth in Schedule 4.9(b).

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Section 4.10         Employee Plans.

(a)          Schedule 4.10(a) lists all Employee Benefit Plans of Seller. Seller has made available to Buyer accurate and complete copies of the following documents, as applicable: (i) current plan documents for the Employee Benefit Plans and any amendments thereto; (ii) the most recent determination or opinion letter from the IRS; (iii) the most recently filed IRS Form 5500, with all schedules and the accountant’s opinion, if applicable; (iv) the most recent financial statements and actuarial valuation report; (v) the current summary plan description and any summaries of material modifications with respect thereto; (vi) all related trust agreements, insurance contracts, and other funding arrangements.

(b)          No Employee Benefit Plan of Seller is, and neither Seller nor any ERISA Affiliate thereof has any liability with respect to, a Multiemployer Plan or a plan that is subject to Title IV of ERISA or Section 412 of the Code. No Employee Benefit Plan of Seller provides health or other welfare benefits to former employees of Seller other than health continuation coverage pursuant to COBRA.

(c)          Each Employee Benefit Plan of Seller has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan of Seller that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in the loss of the qualified status of any such Employee Benefit Plan.

(d)          Seller has not engaged in any non-exempt prohibited transaction or breach of fiduciary duty described in ERISA Section 404 with respect to any of its Employee Benefit Plans that would be reasonably likely to subject Seller to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(e)          Seller has paid all material contributions, premiums, benefits and other amounts due to be paid to or under any of its Employee Benefit Plan and has appropriately reflected in the Financial Statements in accordance with GAAP, as consistently applied by Seller, any material amounts due to be paid to or under any Employee Benefit Plan after the Closing Date.

(f)           There are no audits, examinations or investigations by any Governmental Entity or any claims (other than routine claims for benefits) relating to any Employee Benefit Plan of Seller that are pending or, to Seller’s Knowledge, threatened, that would reasonably be expected to result in a material liability to Seller.

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Section 4.11         Environmental Matters.

(a)          Except as set forth on Schedule 4.11(a):

(i)          The Real Property and the operations conducted thereon by Seller currently are and for the past twenty-four (24) months have been in compliance with all applicable Environmental Laws.

(ii)         Seller has not received any currently unresolved written notice from a Governmental Entity of any violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Laws.

(iii)        To Seller’s Knowledge, there has been no Release or threat of Release of any Hazardous Substance in, on, under or from any of the Real Property requiring assessment, remediation or monitoring or as would give rise to a Proceeding by any Third Party against Seller for personal injury, property damage, natural resource damages, cost recovery or contribution for costs to investigate or remediate any such contamination.

(iv)        To Seller’s Knowledge, no underground storage tanks are located in or under any of the Real Property.

(v)         To Seller’s Knowledge, no condition exists in, on, under or from the any of the Real Property that could reasonably be expected to result in liability for an owner or operator of the Purchased Assets.

(b)          Schedule 4.11(b) contains a schedule of any and all pending or, to Seller’s Knowledge, threatened Proceedings against Seller relating to the Release or threat of Release of any Hazardous Substance, including claims for personal injury, property damage, natural resource damages, and cost recovery or contribution for costs to investigate or remediate any contamination attributable, in whole or in part, to contamination on any of the Real Property or that has migrated from any of the Real Property or any violation or alleged violation of the Purchased Assets with applicable Environmental Laws.

(c)          Schedule 4.11(c) contains a schedule of any and all currently unresolved written violations or notices of violation of any covenant relating to Environmental Laws received by Seller from: (i) any landlord related to any Leased Real Property, (ii) any owner related to any Owned Real Property, or (iii) the beneficiary of any deed restriction or other restriction in connection with any Real Property.

(d)          To Seller’s Knowledge, Schedule 4.11(d) contains a list of all material insurance, indemnities, covenants, fixed-price remediation contracts, remediation agreements, state tank funds, escrows and other funds available with respect to remediation of any Real Property under Environmental Laws for which Seller has liability or potential liability.

(e)          Seller has provided Buyer with copies of all environmental assessments, reports or documentation regarding the environmental condition or compliance of the Purchased Assets in the possession of Seller or anyone under Seller’s control.

Section 4.12         Purchased IP. Schedule 4.12 lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). Seller owns or has adequate, valid and enforceable rights to use all the Purchased IP, free and clear of all Liens (other than Permitted Liens).

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Section 4.13         Labor Matters.

(a)          Seller has made available to Buyer a complete and accurate list of the following information for each Employee of Seller, including each Employee on leave of absence or layoff status: name; job title; primary work location; date of hiring or engagement; and current compensation.

(b)          Seller is in compliance with all applicable Laws relating to labor, employment and employment practices, including those laws governing employee classification, wage and hour, wage payment and compensation, employee benefits, leaves of absence, non-discrimination, anti-harassment, anti-retaliation, whistle-blowing, health and safety, workers’ compensation, and immigration. Seller has made available to Buyer accurate and complete copies of all employee manuals and handbooks, applicable to the Employees.

(c)          Except as set forth on Schedule 4.13(c), (a) Seller has not entered into or is not otherwise subject to any collective bargaining agreement or other labor Contract with respect to its Employees, nor is any such Contract being negotiated by or on behalf of Seller or its Employees, (b) there is no labor strike, labor dispute, picketing, or work stoppage or lockout pending or, to Seller’s Knowledge, threatened against or affecting Seller, (c) to Seller’s Knowledge, no union organization campaign and no application or petition for an election of or for certification of a collective bargaining agent is pending or in progress with respect to any Employees, nor is any Employee, represented by a union or labor organization or subject to a collective bargaining agreement, and (d) there is no unfair labor practice, charge, grievance, arbitration or complaint pending or, to Seller’s Knowledge, threatened against Seller, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity.

(d)          Seller has not engaged in any location closing or employee layoff activities during the three (3) year period prior to the Effective Date that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation. Except as set forth on Schedule 4.13(d), there has been no charge of discrimination, harassment, retaliation, and/or other wrongdoing filed against or, to Seller’s Knowledge, threatened against Seller with the Equal Employment Opportunity Commission or similar state or local Governmental Entity during the last twelve (12) months. Except as disclosed in Schedule 4.13(d), no Proceedings are pending or, to Seller’s Knowledge, threatened with respect to employment or labor Laws and the employment of any Employee or former employee by Seller. Except as set forth on Schedule 4.13(d), there are no outstanding Orders or settlements to which Seller is a party with respect to its Employees or former employees.

Section 4.14         Insurance. Schedule 4.14 contains a list of all policies of fire, liability, workers’ compensation, property, casualty, and other forms of insurance owned or held by Seller as of the Closing Date. Except as set forth on Schedule 4.14, during the last twelve (12) months, Seller has not received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, except for general increases in rates to which similarly situated companies are subject and notices of non-renewal customarily given prior to the expiration of a current term of a policy, been refused any insurance coverage or had any insurance policy canceled, or made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.

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Section 4.15         Tax Matters. Except as set forth on Schedule 4.15:

(a)          Seller has filed all federal Income Tax Returns and all other Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete in all material respects. All Taxes due and payable by Seller (whether or not shown on any Tax Return) have been paid or have been adequately reserved for on its books, in accordance with the past custom and practice of Seller in preparing its Financial Statements. No written claim has been received by Seller within the past three (3) years by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns asserting that Seller is subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Seller. Seller has withheld and paid all Taxes required to have been withheld and paid to a Taxing Authority in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(b)          No Tax claim concerning any Tax Liability of Seller is currently in process, and to the Knowledge of Seller, no such Tax Claim is threatened or contemplated. All deficiencies asserted or assessments made by a Taxing Authority as a result of any examinations of Seller have been fully paid or settled, or are reflected as a liability in the Financial Statements, or are being contested in good faith and are described on Schedule 4.15. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)          Except for Contracts entered into by Seller in the ordinary course of business that do not principally pertain to Taxes, Seller is not a party to or bound by any Tax allocation or sharing agreement.

Section 4.16         Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, or investment banker’s fee or commission or similar payment in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

Section 4.17         Real and Personal Property.

(a)          Schedule 4.17(a) sets forth the mailing address and legal description of each parcel of Owned Real Property.

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(b)          With respect to the Owned Real Property: (i) Seller has good and marketable fee simple title to the Owned Real Property, which shall be free and clear of all Liens and possessory interests of any other Person, from and after the Closing, except Permitted Liens, (ii) Seller has not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof; (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal to purchase, or rights of repurchase or forfeiture of, the Owned Real Property or any portion thereof or interest therein, (iv) Seller is not a party to any agreement or option to purchase any real property or interest therein relating to Seller’s Terminal Business, (v) Seller has not received any written notice of Proceedings pending and, to the Knowledge of Seller, there are no Proceedings threatened against or affecting, any of the Owned Real Property or any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain proceedings; (vi) there are no Proceedings pending, and, to the Knowledge of Seller, there are no Proceedings threatened against or affecting the Owned Real Property or any portion thereof or interest therein which would (A) limit or result in the termination of the Real Property’s existing access to and from public streets or roads or (B) prohibit the continued use of the Real Property or any portion thereof for the Terminal Business, (vii) the Owned Real Property has direct vehicular and pedestrian access to abutting public roads or streets and (viii) except as set forth in Schedule 4.17(b), there are no consents or approvals related to the Owned Real Property required for the consummation of the Contemplated Transactions.

(c)          Schedule 4.17(c) sets forth a list of all real property leased by Seller to which it is a tenant or subtenant (the “Leased Real Property”). Each lease agreement with respect to the Leased Real Property (each a “Real Property Lease”) is valid and binding on Seller, enforceable in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Seller, and, to Seller’s Knowledge, each of the other parties to each Real Property Lease, has performed in all material respects all obligations required to be performed by it under each Real Property Lease. There are no written or oral (i) subleases, concessions or other Contracts granting to any Person the right to use or occupy any Leased Real Property, or (ii) outstanding options, rights of first offer, or rights of first refusal to purchase, or rights of repurchase or forfeiture of, all or a portion of the Leased Real Property.

(d)          Except as set forth on Schedule 4.17(d), all tangible personal property included in the Purchased Assets, including all storage tanks whether deemed personal or real property, is in normal operating condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are presently used in the conduct of the Terminal Business, are structurally sound and free from patent defects.

(e)          No special Taxes have been levied and no assessments have been made against any portion of the Real Property which are unpaid (except ad valorem real estate taxes which are not yet due and payable), whether or not they are of public record and whether or not they are payable in installments or have become Liens, and Seller has not received written notice of any planned public improvements that may result in a special tax or assessment against any portion of the Real Property.

Section 4.18         Transactions with Affiliates. Except as set forth on Schedule 4.18, no Affiliate or Representative of Seller, or any Affiliate of any such Representative: (a) owns or has owned, directly or indirectly, and whether on an individual, joint or other basis, any interest in (i) any property or asset, real, personal or mixed, tangible or intangible, used in the Terminal Business, (ii) any Contracts with Seller, (iii) any Person that has had business dealings or a material financial interest in any transaction with  Seller, or (iv) any Person that is a supplier, vendor or customer of Seller; (b) has had a material financial interest in any transaction with  Seller, other than, in the case of directors, managers, officers and employees of  Seller, salaries, benefits and other arrangements pursuant to benefit plans in the ordinary course of business; or (c) serves as a Representative of any Person that is a supplier, vendor or customer of Seller.

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Section 4.19         Solvency. Excluding any obligations with respect to any Closing Indebtedness owing to Hopewell Investment or any Affiliates of Seller, before and immediately after giving effect to the Closing of the Contemplated Transactions and, Seller (a) will not be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) will have adequate capital with which to engage in its business or (c) will not have incurred debts beyond its ability to pay as they become due.

Section 4.20         Limitations. Except for the representations and warranties contained in this ARTICLE 4, including the related portions of any Schedules described in such representations and warranties, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Terminal Business and the Purchased Assets furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Terminal Business, or any representation or warranty arising from statute or otherwise in Law. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows as of the Closing Date:

Section 5.1           Organization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Contemplated Transactions.

Section 5.2           Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the Contemplated Transactions have been (and the other Transaction Documents to which Buyer is a party will be) authorized by all necessary action on the part of Buyer and no other proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents to which Buyer is a party or to consummate the Contemplated Transactions. This Agreement has been (and the other Transaction Documents to which Buyer is a party will be) duly and validly executed and delivered by Buyer and constitute a valid, legal and binding agreement of Buyer (assuming this Agreement has been and the other Transaction Documents to which Buyer is a party will be duly authorized, executed and delivered by Seller, as applicable), enforceable against Buyer in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

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Section 5.3           Consents and Approvals; No Violations.

(a)          No material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement or the other Transaction Documents to which Buyer is a party or the consummation by Buyer of the Contemplated Transactions.

(b)          Neither the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party nor the consummation by Buyer of the Contemplated Transactions will (i) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Buyer is a party, or (iii) violate any Law or Order of any Governmental Entity having jurisdiction over Buyer or any of its properties or assets, which in the case of any of clauses (ii) through (iii) above, would have a material adverse effect on Buyer’s consummation of the Contemplated Transactions, or otherwise prevent or delay the Closing.

Section 5.4           Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Contemplated Transactions based upon arrangements made by and on behalf of Buyer.

Section 5.5           Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Terminal Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 4 of this Agreement (including related portions of the Schedules forming a part of this Agreement) only; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Terminal Business, the Purchased Assets or this Agreement, except as expressly set forth in Article 4 of this Agreement (including the related portions of the Schedules forming a part of this Agreement).

Section 5.6           Limitations. Except for the representations and warranties contained in this ARTICLE 5, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer and its Affiliates furnished or made available to Seller and its Representatives, or any representation or warranty arising from statute or otherwise in Law. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein.

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ARTICLE 6
COVENANTS

Section 6.1           Tax Matters.

(a)          Seller shall pay any and all “Grantor” fees and Taxes associated with the transfer of the Real Property to Buyer pursuant to applicable Law, and Buyer shall pay all other fees, Taxes or other recording costs associated with the transfer of the Real Property from Seller to Buyer (including, without limitation, “Grantee” fees and Taxes). Except as set forth in the preceding sentence, all other Transfer Taxes incurred in connection with or as a result of the transfer of the Purchased Assets from Seller to Buyer pursuant to this Agreement shall be borne equally by Buyer and Seller. Buyer shall file, to the extent it is required to do so by applicable Tax Laws, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(b)          Buyer shall prepare and deliver to Seller an allocation of the Purchase Price among the Purchased Assets (the “Allocation Statement”) within ninety (90) days after the Closing Date. The Allocation Statement will allocate the Purchase Price among the separate classes of assets to which the Allocation Statement is proposed. Such Allocation Statement shall be based on an appraisal prepared by a third-party appraiser engaged by Buyer (at Buyer’s expense). Buyer and Seller each shall file all Income Tax Returns (including amended returns and claims for refund) and information reports (including IRS Form 8594, Asset Acquisition Statement) in a manner consistent with the Allocation Statement. Neither Buyer nor Seller shall take or permit any of their Affiliates to take any position on its Income Tax Returns that is inconsistent with the Allocation Statement pursuant to this Section 6.1(b) except to the extent required to comply with applicable Law or a final determination in any audit, examination, or other proceeding; provided, however, neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such allocation.

(c)          Personal property Taxes and real property Taxes relating to the Purchased Assets shall be pro-rated as of the Closing Date, with Seller liable to the extent such items relate to any time period (or portion thereof) up to but excluding the Closing Date (“Pre-Closing Taxes”), and with Buyer liable to the extent such items relate to the Closing Date and all periods thereafter. Because such personal property Taxes and real property Taxes involve a period that begins before and ends after the Closing Date (a “Straddle Period”), the Pre-Closing Taxes shall be calculated by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of days in the Straddle Period from the first day of the Straddle Period up to but excluding the Closing Date, and the denominator of which is the number of days in the entire Straddle Period. Buyer shall furnish Seller with such documents and other records as Seller reasonably requests to confirm such proration calculations. Any amounts owed by Seller pursuant to this Section 6.1(c) shall be collected by the Title Company at the Closing and paid by Title Company after the Closing.

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(d)          Seller and Buyer shall provide each other, at no charge, with such cooperation and information (including supporting schedules and workpapers) as either of them may reasonably request of the other in the preparation, filing or review of any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund, reimbursement or overpayment of Taxes, or in connection with any audit, assessment, suit, proposed adjustment, deficiency, dispute, administrative, judicial or other proceeding or similar claim is commenced, proposed or made by any Taxing Authority. Each of Buyer and Seller shall cooperate with the other by providing any information that the other or its Affiliates reasonably requires to determine its information and withholding obligations on payments made under this Agreement.

Section 6.2           Public Announcements. Buyer and Seller shall consult with one another and seek one another’s prior written consent before issuing any press release, or otherwise making any public statements, with respect to the Contemplated Transactions, and shall not issue any such press release or make any such public statement prior to such consultation and prior written consent; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary in connection with any requirement of Law, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance.

Section 6.3           Employee Matters.

(a)          Buyer, in its sole discretion: (i) may offer employment to any Employees who are actively employed and available to perform work on the Closing Date; and (ii) may offer employment to any Employee who is on vacation, sick leave, short-term or long-term disability or other approved leave of absence from active employment on the Closing Date upon the expiration of such leave. All Employees who accept employment with Buyer shall cease their employment status with Seller as of the Closing Effective Time (or subsequent date, if applicable) and simultaneously therewith shall become a “Transferred Employee.” Seller shall take whatever action is necessary or appropriate to terminate, as of the Closing Effective Time, the participation of each Transferred Employee in the Employee Benefit Plans of Seller.

(b)          Seller shall be and remain liable for all workers’ compensation, disability and occupational diseases of, or with respect to, all Employees attributable, wholly or partially, to injuries, claims, conditions, events and occurrences occurring on or before the Closing Effective Time, in each case without regard to whether such injuries, claims, conditions, events or occurrences are known, reported by the Employee, or otherwise manifest on or before the Closing Effective Time. Buyer shall be liable for all workers’ compensation, disability and occupational diseases of, or with respect to, all Transferred Employees attributable solely to injuries, claims, conditions, events and occurrences first occurring after the Closing Effective Time.

(c)          Seller shall provide any plant closing notices as required under federal, state, local or foreign Law (including the Worker Adjustment Retraining Notification Act of 1988, as amended) as a result of the transactions contemplated hereby, and shall be solely responsible for any liability arising under federal, state, local or foreign plant closing laws as a result of the transactions contemplated hereby, in each case to the extent any Employees are terminated before or as of the Closing.

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(d)          The Parties understand that Seller will terminate all employees of the Company immediately prior to the Closing Effective Time and further understand that Seller shall provide to each employee of Seller who is not a Transferred Employee and who is listed on Schedule 6.3(d) the amount set forth on Schedule 6.3(d) opposite the name of such Seller employees as a severance payment. The Parties agree that each shall bear one-half of the aggregate amount of all such severance payments; provided, however, that Buyer shall satisfy such obligation by increasing the Purchase Price by a corresponding amount as set forth in the definition of Purchase Price hereunder. The Parties further acknowledge that Consultant shall be terminated as an employee of the Seller immediately prior to the Closing Effective Time, but that Buyer shall offer him continuing work as an independent contractor of Buyer from and after the Closing Effective Time through December 31, 2015 on and subject to the terms and conditions of a consulting agreement in the form attached hereto as Exhibit I (the “Consulting Agreement”) and a “severance payment” equal to two month's compensation received by Consultant on November 27, 2015. The Parties further agree that each shall bear one-half of the cost of additional work to be paid by Buyer to Consultant under and in accordance with the Consulting Agreement and the “severance payment”, since it is anticipated that Consultant would provide services to both Parties; provided, however, that Seller shall satisfy such obligation by decreasing the Purchase Price by a corresponding amount as set forth in the definition of Purchase Price hereunder.

Section 6.4           Accounts Receivable; Escrow. With respect to the Accounts Receivable outstanding at the Closing Effective Time, which are listed together with an aging schedule on Schedule 6.4 (collectively, the “Protected Receivables”):

(a)          After the Closing, Buyer shall use its commercially reasonable efforts to collect the Protected Receivables (i) in accordance with Buyer’s usual and customary methods of collecting receivables, and (ii) without regard to the existence of the Indemnity Holdback. Notwithstanding the foregoing, “commercially reasonable efforts” shall not include an obligation to place Protected Receivables with collection agencies or file a Proceeding to collect any portion of the Protected Receivables. Buyer shall provide Seller with a monthly report showing those Protected Receivables that have been collected and those that remain uncollected. Buyer and Seller shall maintain the confidentiality of the Indemnity Holdback and the Indemnity Escrow Account, and neither Buyer nor Seller shall disclose the existence of the Indemnity Holdback or the Indemnity Escrow Account to any of the account debtors underlying the Protected Receivables. To the extent that Buyer receives a payment from any debtor, on or prior to February 18, 2016 (the “Final Collection Date”), who owes any amount included in the Protected Receivables, such payment shall be allocated to the then outstanding oldest invoice of such debtor that is included in the Protected Receivables, unless such invoice is currently in dispute, in which case payment shall be allocated to the oldest non-disputed invoice, or unless the debtor (without any direction from Buyer or Seller other than in the ordinary course of business) directs that payment be applied to a different invoice.

(b)          At any time after February 18, 2016, Buyer may deliver Seller a certificate detailing the amount of Protected Receivables collected by Buyer (the “Collected Protected Receivables Amount”). In the event the Collected Protected Receivables Amount collected by Buyer exceeds the Accounts Receivable Amount, Buyer shall pay the difference between the Collected Protected Receivables Amount and the Accounts Receivable Amount to Seller by wire transfer of immediately available funds to the account set forth in the Funds Flow Memorandum (or such other account as Seller shall provide to Buyer) within five (5) Business Days of the Final Collection Date. In the event that the Accounts Receivable Amount exceeds the Collected Protected Receivables Amount, Buyer shall be entitled to reimbursement, pursuant to Section 8.2(c), from the Escrow Agent in the manner set forth in the Escrow Agreement.

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(c)          For any Protected Receivables for which Buyer obtains reimbursement from the Escrow Agent, Buyer shall transfer and assign such Protected Receivables back to Seller (or its designee) for no additional consideration and without recourse, representation or warranty (except representations that title and ownership are at least as good as the title for such Protected Receivables being delivered to Buyer by Seller pursuant to this Agreement, and that such Protected Receivables are free and clear of any claims, counterclaims or offsets that are the result of any of Buyer’s post-Closing actions).

Section 6.5           Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.6           Confidentiality.

(a)          From and after the Closing, each Party shall, and shall cause its Affiliates and its and their respective Representatives to hold, in confidence, and not disclose, (i) as to Seller’s obligations, the existence of this Agreement and the other Transaction Documents and the terms and provisions hereof and thereof and any and all information, whether written or oral, concerning the Terminal Business, the Purchased Assets and/or Buyer or its Affiliates, and (ii) as to Buyer’s obligations, the existence of this Agreement and the other Transaction Documents and the terms and provisions hereof and thereof and any and all information, whether written or oral, concerning Seller or its Affiliates, except to the extent that such Party can show that such information (A) is or becomes generally available to the public other than as a result of a disclosure by such Party, one of its Affiliates, or any of their respective Representatives in violation of this Section 6.6, (B) becomes available or is known to such Party or one of its Affiliates on a non-confidential basis from a source other than the other Party or its Affiliates or their respective Representatives, provided that such source is not known by such Party or its Affiliates to be subject to another confidentiality agreement with or other obligation of secrecy to the other Party or its Affiliates, (C) is independently developed by such Party or one of its Affiliates without violating this Section 6.6 or (D) is required to be disclosed pursuant to applicable Law or the order of any Governmental Entity as long as such Party gives the other Party reasonable notice that such disclosure has been ordered so that the other Party may seek a protective order or other appropriate remedy.

(b)          Each Party acknowledges that a breach or threatened breach by such Party of this Section 6.6 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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Section 6.7           Continuation of Seller.  For a period of one (1) year following the Closing, Seller shall not adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy legal requirement or consent to the filing of any bankruptcy petition against it under any similar legal requirement, without the prior written consent of Buyer which will not be unreasonably withheld.

Section 6.8           Pre-Closing Removal. With respect to any known and present Hazardous Substances (other than any asphalt that was Released from Tank 110) held in any bucket, tote, drum or other similar container located at the Terminal, Seller shall (at Seller’s cost and expense) remove all such containers of Hazardous Substances or any spillage or other Release occurring in removing any of the foregoing containers of Hazardous Substances and dispose of such containers and Hazardous Materials offsite in compliance with Environmental Law. For purposes of clarity, the Parties agree that Seller shall have no obligation to remove any Hazardous Substances from any storage tank located on the Owned Real Property.

Section 6.9           Cooperation. From the Effective Date until the 18-month anniversary of the Closing Date, upon reasonable written notice, Buyer and Seller shall, at the requesting Party’s expense, furnish or cause to be furnished to each other, during normal business hours, (a) access to financial and business information regarding the Terminal Business and relating to periods prior to the Closing and (b) commercially reasonable assistance to consummate and give effect to the Contemplated Transactions. In addition, Buyer agrees to provide to Seller copies of all invoices paid by Buyer to parties in satisfaction of services provided for the environmental remediation costs associated with, and the costs of repair to, Tank 110 after the Closing Effective Time.

ARTICLE 7
Closing Deliveries

Section 7.1           Seller Closing Deliveries. Prior to or at the Closing, Seller shall deliver, or caused to be delivered, the following closing documents in form and substance reasonably acceptable to Buyer:

(a)          a certified copy of the resolutions of Seller’s board of directors and shareholders authorizing the execution and delivery of the Agreement and the consummation of the Contemplated Transactions;

(b)          a certificate of good standing of Seller, issued as of the most recent practicable date available prior to the Closing Date by the State Corporation Commission of the Commonwealth of Virginia;

(c)          copies of all consents, authorizations, and approvals that are listed on Schedule 4.4(a) hereto;

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(d)          a certificate with respect to Section 1445 of the Code stating that Seller is not a foreign person as defined in said Section 1445 and applicable regulations thereunder;

(e)          the Bill of Sale, duly executed by Seller;

(f)           the Assignment and Assumption Agreement, duly executed by Seller;

(g)          the Deed, duly executed by Seller;

(h)          the Certificate of Satisfaction and the Pay-Off Letter, which Pay-off Letter will entitle Buyer to file all UCC-3 termination statements needed to release any Liens on the Purchased Assets, each duly executed by Hopewell Investment;

(i)           the Escrow Agreement, duly executed by Seller;

(j)           the Storage and Terminal Services Termination Agreement, duly executed by Seller;

(k)          the Funds Flow Memorandum, duly executed by Seller;

(l)           a release in substantially the form attached hereto as Exhibit J, duly executed by each Affiliate of Seller, evidencing that such Affiliate of Seller has released and discharged all amounts due and owing under intercompany indebtedness between Seller and such Affiliate;

(m)         all affidavits and other documents reasonably required by Title Company to induce the Title Company to issue its owner’s policy of title insurance to Buyer;

(n)          vehicle titles, duly executed by Seller, in a form reasonably acceptable to Buyer and Seller, transferring and assigning to Buyer’s Transportation Affiliate all right, title and interest of Seller in and to the Purchased Vehicles, free and clear of all Liens except for Permitted Liens;

(o)          evidence that (i) each employee of Seller has been terminated, and (ii) Seller has paid to each employee who is not a Transferred Employee an amount equal to one month’s compensation currently received by such employee as set forth on Schedule 6.3(d) opposite the name of such employee;

(p)          the Consulting Agreement, duly executed by Consultant;

(q)          all Books and Records;

(r)           such documentation as necessary to transfer the Permits set forth on Schedule 4.9(b) to Buyer to the extent transferable or as may be necessary for Buyer to obtain its own Permits if not transferable; and

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(s)          all such other documents, agreements, or instruments as shall be reasonably requested by Buyer in connection with the Contemplated Transactions, or otherwise required to be delivered by Seller prior to or at the Closing pursuant to this Agreement.

Section 7.2           Buyer Closing Deliveries. Prior to or at the Closing, Buyer shall deliver, or caused to be delivered, the following closing documents in form and substance reasonably acceptable to Seller:

(a)          a certified copy of the resolutions of Buyer’s board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the Contemplated Transactions;

(b)          the Assignment and Assumption Agreement, duly executed by Buyer;

(c)          the Escrow Agreement, duly executed by Buyer;

(d)          the Storage and Terminal Services Termination Agreement, duly executed by Buyer;

(e)          the Funds Flow Memorandum, duly executed by Buyer; and

(f)           all such other documents, agreements, or instruments as shall be reasonably requested by Seller in connection with the Contemplated Transactions, or otherwise required to be delivered by Buyer prior to or at the Closing pursuant to this Agreement.

Section 7.3           Payments at Closing. On the Closing Date, Buyer shall pay, or cause the Title Company to pay, the Closing Payments in the manner set forth in Section 3.3(b).

ARTICLE 8
INDEMNIFICATION

Section 8.1           Survival. Subject to the limitations and other provisions of this Agreement, all of the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the Fundamental Representations and the Buyer’s representations in Sections 5.1, 5.2, 5.3 and 5.4 shall survive the Closing for the period of three (3) years (the “Cutoff Date”). All covenants and agreements of the Parties contained herein shall survive the Closing (i) for the period explicitly specified in such covenant or (ii) otherwise, for the statute of limitations under applicable Law. Notwithstanding the foregoing, any claims based on actual fact and asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the applicable Cutoff Date or end of any other applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.

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Section 8.2           Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE 8, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees as a result of:

(a)          any breach of any of the representations or warranties of Seller contained in this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)          any Protected Receivables that remain uncollected as of the Final Collection Date, but only to the extent the Collected Protected Receivables Amount is less than the Accounts Receivable Amount and then only with respect to the amount that is the difference between the Accounts Receivable Amount and the Collected Protected Receivables Amount; or

(d)          any Excluded Liability.

Section 8.3           Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE 8, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnitees as a result of:

(a)          any breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)          any Assumed Liability.

Section 8.4           Indemnification Procedures. The party making a claim under this ARTICLE 8 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE 8 is referred to as the “Indemnifying Party.”

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(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof (the “Claim Notice”), but in any event not later than twenty (20) Business Days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may reasonably be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the conduct and control of the settlement or defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the settlement and defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 8.4(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, such management employees of the non-defending party, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except to the extent such settlement does not provide for Liability or the creation of a financial or other Liability on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and no such settlement shall be determinative of the Indemnifying Party’s obligations under this ARTICLE 8.

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(c)          Direct Claims. Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) Business Days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be reasonably sustained by the Indemnified Party. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Terminal Business’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. The Indemnifying Party shall have twenty (20) Business Days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Payments. After any final decision, judgment or award will have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement will have been consummated, or the Indemnified Party and the Indemnifying Party will have arrived at a mutually binding agreement, in each case with respect to any Third Party Claim hereunder, the Indemnified Party will forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party will pay all of such remaining sums so due and owing to the Indemnified Party in accordance with Section 8.5.

Section 8.5           Limitations on Indemnification.

(a)          Floor. An Indemnifying Party will not have any liability or be required to indemnify any Indemnified Party pursuant to Section 8.2(a) or Section 8.3(a), as applicable, unless the aggregate amount of Losses indemnifiable thereunder exceeds Fifty Thousand and no/100 Dollars ($50,000.00) and, in such event, the Indemnifying Party will be required to pay or be liable for all such Losses from the first dollar of the first Losses and any subsequent Losses over and above Fifty Thousand and no/100 Dollars ($50,000.00).

(b)          Indemnity Cap. An Indemnifying Party will not have any liability under or be required to indemnify any Indemnified Party for an aggregate amount of Losses exceeding Five Hundred Seventy-Five Thousand and no/100 Dollars ($575,000.00) (the “Indemnity Cap”).

(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.5(a) and Section 8.5(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Fundamental Representations or (ii) any actual fraud, intentional misrepresentation, criminal activity or willful misconduct on the part of the Indemnifying Party.

(d)          Insurance Setoff. All indemnification payments made under this Article 8 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses.

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Section 8.6           Indemnity Escrow Account. On the Closing Date, Buyer will, on behalf of Seller out of the Purchase Price, pay to the Escrow Agent, in immediately available funds, to the account designated by the Escrow Agent, an amount equal to Five Hundred Seventy-Five Thousand and no/100 Dollars ($575,000.00) (the “Indemnity Holdback”) to establish an escrow account (the “Indemnity Escrow Account”). The Indemnity Escrow Account will be established in accordance with the terms of this Agreement and the Escrow Agreement. All payments related to undisputed and resolved claims that Seller is obligated to make to any Buyer Indemnitees pursuant to this Article 8 will be paid, to the extent there are sufficient funds in the Indemnity Escrow Account by release of funds to the Buyer Indemnitees from the Indemnity Escrow Account by the Escrow Agent within five (5) Business Days after the date notice of any sums relating to undisputed and resolved claims due and owing is given to Seller (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by the applicable Buyer Indemnitee and will accordingly reduce the funds in the Indemnity Escrow Amount. On the date that is eighteen (18) months after the Closing Date (the “Indemnity Termination Date”), the Escrow Agent will release any funds held in the Indemnity Escrow Amount (to the extent not utilized to pay for any indemnification claims) to Seller, except that the Escrow Agent will retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article 8 asserted prior to the Indemnity Termination Date but not yet resolved (“Unresolved Claims”); provided, that if no claim has been made to the Indemnity Holdback (other than with respect to the Protected Receivables) during the nine-month period after the Closing Date, Buyer and Seller shall jointly instruct the Escrow Agent to release one-half of the then-current Indemnity Holdback to Seller. The amounts retained for Unresolved Claims in the Indemnity Escrow Account will be released by the Escrow Agent (to the extent not utilized to pay Buyer Indemnitees or the Company, as the case may be, for any such claims resolved in favor of the Buyer Indemnitees or the Company, as the case may be) upon their resolution in accordance with this Section 8.6 and the terms of the respective Escrow Agreement.

Section 8.7           Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.8           Exclusive Remedies. Subject to Section 6.6(b), the Parties acknowledge and agree that following the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud, criminal activity or willful misconduct on the part of a Party in connection with the Contemplated Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE 8 only. Nothing in this Section 8.8 shall limit either Party’s right to seek and obtain any equitable relief to which such Party shall be entitled or to seek any remedy on account of intentional fraud, criminal activity or willful misconduct on the part of the other Party. The provisions of this ARTICLE 8 were specifically bargained for between Buyer and Seller and were taken into account by Buyer and Seller in arriving at the Purchase Price. The Seller has specifically relied upon the provisions of this ARTICLE 8 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth in this Agreement. Notwithstanding the foregoing, a Party may bring an action to enforce this ARTICLE 8.

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ARTICLE 9
MISCELLANEOUS

Section 9.1           Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall not be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and Seller; provided that Buyer may assign some or all of its rights, interests or obligations under this Agreement to any Affiliate of Buyer without Seller’s prior written consent so long as Buyer remains the primary obligor under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void.

Section 9.2           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications shall be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

To Buyer:

Associated Asphalt Hopewell, LLC

130 Church Ave., SW

Roanoke, VA 24011

Attention: John R. Janes, President

Facsimile: 540-400-6990

E-mail: jjanes@associatedasphalt.com

with a copy (which shall not constitute notice to Buyer) to:

Associated Asphalt Hopewell, LLC

130 Church Ave., SW

Roanoke, VA 24011

Attention: David N. Cohan, General Counsel

Facsimile: 540-400-6990

E-mail: dcohan@associatedasphalt.com

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To Seller:

Central Energy GP, LLC

4809 Cole Avenue, Suite 108

Dallas, Texas 752015

Attention: John L. Denman, Jr.

Facsimile: (214) 528-3647

E-mail: jdenman@centralenergylp.com

with a copy (which shall not constitute notice to Seller) to:

Munsch Hardt Kopf & Harr, P.C.

500 N. Akard Street

Suite 3800

Dallas, Texas 75201-6659

Attention: W. Phillip Whitcomb

Facsimile: (214) 978-4324

E-mail: pwhitcomb@munsch.com

Section 9.3           Governing Law. This Agreement and all matters arising from or relating to this Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the Commonwealth of Virginia.

Section 9.4           Certain Fees, Expenses, and Taxes. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 9.5           Construction; Interpretation. The term “this Agreement” means this Asset Purchase Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (v) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under GAAP.

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Section 9.6           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns. Except with respect to Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7           Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party.

Section 9.8           Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned PDF pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.9           Limitation on Remedies. Except in the case of intentional fraud committed with actual knowledge, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Buyer or Seller, after the consummation of the Contemplated Transactions, to rescind this Agreement or any of the Contemplated Transactions.

Section 9.10         Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.11         Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive general jurisdiction of United States District Court for the Eastern District of Virginia sitting in Richmond, Virginia (the “Chosen Court”) and any federal appellate court therefrom located within the Commonwealth of Virginia (or, only if the Chosen Court declines to accept jurisdiction over a particular matter, any state or federal court within the Commonwealth of Virginia) in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

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Section 9.12         Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.13         Further Assurances. As and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary to evidence and effectuate the Contemplated Transactions.

Section 9.14         Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers (if applicable) of Buyer and Seller. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.14 shall be void.

Section 9.15         Prevailing Party. If any Proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such Proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation or action prevails in part, and loses in part, the Governmental Entity presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the substantially prevailing Party.

[Signature Page Follows]

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Asset Purchase Agreement to be duly executed on its behalf as of the Effective Date.

SELLER:

REGIONAL ENTERPRISES, INC.

By:	/s/ John L. Denman, Jr.
Name:	John L. Denman, Jr.
Title:	Chief Executive Officer

BUYER:

ASSOCIATED ASPHALT HOPEWELL, LLC

By:	/s/ Steven M. Scro
Name:	Steven M. Scro
Title:	Vice President and Chief Financial Officer

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